Exhibit 13.7

4/14/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/6654 1/4 Campaign Milestones Miso Robotics raises $1mm in first week of its public campaign We are excited to announce that Miso Robotics has surpassed $1mm in investments on SeedInvest within the first week of launching its public campaign. The company has generated interest from both accredited and unaccredited investors from around the world. The company is developing artificially intelligent robots to make food efficiently and consistently. INVEST IN MISO ROBOTICS

4/14/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/6654 2/4 Graze 70% funded & surpasses $700k of investments Graze has surpassed $700k in investments on SeedInvest, making the campaign 70% funded towards its minimum target. The company is creating an electric, fully autonomous lawn mower for the commercial landscaping industry. INVEST IN GRAZE

4/14/2020 SI CRM



Trust Stamp surpasses $500k of reservations

Trust Stamp has surpassed $500k in reservations on SeedInvest. The company's artificial intelligence-powered technology anonymizes any identifying information to prevent sensitive data loss and identify fraud.

RESERVE SHARES IN TRUST STAMP

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https://crm.private.seedinvest.com/email_campaigns/email_campaign/6654 3/4

4/14/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/6654 Miso Robotics, and Graze are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Miso Robotics: https://www.seedinvest.com/miso.robotics, Graze: https://www.seedinvest.com/graze Trust Stamp is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Trust Stamp: https://www.seedinvest.com/trust.stamp Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.